SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                         _______________

                            FORM 8-K

                         CURRENT REPORT

             PURSUANT TO SECTION 13 or 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported):  March 1, 2004

             Atlantic Coast Airlines Holdings, Inc.
       (Exact Name of Registrant as Specified in Charter)



              Delaware      0-21976     13-3621051
              (State or   (Commission      (IRS
                Other         File       Employer
            Jurisdiction    Number)    Identification No.)
                 of
            Incorporation)


     45200 Business Court, Dulles, VA                  20166
     (Address of Principal Executive Offices)     (Zip Code)


 Registrant's telephone number, including area code:
                             (703) 650-6000


                               N/A
  (Former Name or Former Address, if Changed Since Last Report)

Item 9.   Regulation FD Disclosure.

Atlantic Coast Airlines Holdings, Inc. (NASDAQ/NM: ACAI) (ACA) Chairman and Chief Executive Officer Kerry Skeen will make a presentation to investors and financial analysts during the JP Morgan 2004 Airline Conference being held in New York. The
ACA/Independence Air presentation is scheduled to take place Tuesday, March 2, 2004 at approximately 4:30pm Eastern.

JP Morgan will webcast an audio-only version of its conference participants' presentations live on the Internet. Access to the site will be permitted after a brief registration process. Listeners will need to register and listen at the following web address:

http://www.wallstreetwebcasting.com/webcast/jpm2/acai/

Listeners should go to this site at least 15 minutes prior to the event to register and download and install any necessary software, Microsoft Windows Media Player or RealPlayer. Preregistration is available now. For those unable to listen to the live broadcast, a replay will be available for 30 days by accessing the above address. There is no charge to access the event.

The   slides   that  will  accompany  the  ACA/Independence   Air
presentation will be available as a PowerPoint file in  the  "For
Investors"  section  of  the Atlantic  Coast  corporate  website:
www.atlanticcoast.com

Statements in this press release and by company executives regarding its implementation of new business strategies and its relationship with United Airlines, Inc., and other matters, as well as regarding operations, earnings, revenues and costs, represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such risks and uncertainties include, among others: United's option under bankruptcy rules to assume or reject the existing United Express Agreement; the timing of any disengagement by the Company as a United Express carrier under the United Express Agreement or pursuant to bankruptcy court proceedings and impact on the Company's ability to operate an independent airline; the ability to successfully implement a transition from United Express service; the ability to effectively implement its low-fare business strategy utilizing a mix of narrowbody aircraft and regional jets; the ability to acquire and obtain financing for the narrowbody aircraft; the ability to compete effectively as a low-fare carrier, including passenger response to the Company's new service, and the response of United or other competitors with respect to service levels and fares in markets to be operated by the Company; the Company's ability to collect pre-petition obligations from United or to offset pre-petition obligations due to United; unexpected costs arising from the Company's response to United's bankruptcy proceedings; the effects of United's bankruptcy proceedings; the continued financial health of Delta Air Lines, Inc., and the ability and willingness of Delta to continue to deploy the Company's aircraft and to utilize and pay for scheduled service at agreed upon rates; changes in levels of service agreed to by the Company with United and Delta; the ability to meet performance standards under our code share agreements; availability and cost of product support for the Company's 328Jet aircraft; the ability of the Company to recover or realize its claims against Fairchild Dornier in its insolvency proceedings, and unexpected costs arising from the insolvency of Fairchild Dornier; satisfactory resolution of union contracts with the Company's aviation maintenance technicians/ground service equipment mechanics and flight attendants; potential service disruptions due to labor actions by employees of the Company, Delta Air Lines or United Airlines; the ability to successfully retire turboprop aircraft and to remarket them; changes in and satisfaction of regulatory requirements including requirements relating to maintenance and fleet expansion; the effects of high fuel prices on the Company and on its major airline partners; general economic and industry conditions; adverse weather conditions; additional acts of war or terrorism; willingness of the U.S. government to continue to provide war risk insurance at favorable rates, or increased cost and reduced availability of insurance; the costs and other effects of enhanced security measures and other possible government orders; and risks and uncertainties arising from the events of September 11, any of which may impact the Company, its aircraft manufacturers and its other suppliers in ways that the Company is not currently able to predict. Certain of these and other risk factors are more fully disclosed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2003. These statements were made as of February 17, 2004 and ACA undertakes no obligation to update any such forward-looking information, including as a result of any new information, future events, changed expectations or otherwise.










                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ATLANTIC COAST AIRLINES HOLDINGS,
                              INC.




Date:  March 01, 2004         By:  /S/ David W. Asai
                              David W. Asai
                              Vice President and Chief
                              Accounting Officer